Exhibit 10.1

Execution Version

SEPARATION AGREEMENT

Volt Information Sciences, Inc., a New York corporation (the “Company”), and Ronald Kochman (“Executive”), have entered into this Separation Agreement (this “Separation Agreement”) as of June 25, 2015.

RECITALS

A.                                    Executive and the Company previously entered into a letter agreement, dated as of December 26, 2012 (the “Letter Agreement”).

B.                                    The parties desire to enter into this Separation Agreement in order to (i) establish the terms of Executive’s separation from service with the Company, (ii) confirm the payments and benefits to which Executive is entitled under the Letter Agreement as a result of Executive’s separation from service with the Company, and (iii) confirm Executive’s obligations to the Company pursuant to the Letter Agreement following Executive’s separation from service with the Company.

NOW THEREFORE, in consideration of the mutual promises contained in this Separation Agreement, the parties agree as follows:

1.                                      Termination of Employment.

(a)                                 Effective as of 11:59 pm, Eastern Time, on June 25, 2015, Executive hereby resigns as the Chief Executive Officer of the Company, and will promptly execute such documents and take such actions as may be necessary or reasonably requested by the Company to effect or memorialize the resignation of such position, at which time Executive’s employment with the Company will terminate (the “Termination Date”).  As of the Termination Date, Executive will resign all positions Executive holds as an officer, director, employee, trustee, or committee member of the Company and its subsidiaries and affiliates.  Executive will promptly execute such documents and take such actions as may be necessary or reasonably requested by the Company to effect or memorialize the resignation of such positions.  Executive’s resignation as of the Termination Date will be considered a termination for Good Reason (as such term is defined in the Letter Agreement).

(b)                                 Executive’s termination pursuant to Section 1(a) will be a “separation from service” as defined in Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations and official guidance issued thereunder, (“Section 409A”), a (“Separation From Service”).

2.                                      Payments and Other Consideration.  The Executive will be entitled to receive the accrued payments and benefits contemplated by Section 6.5 of the Letter Agreement in accordance with the terms of the Letter Agreement (the “Accrued Obligations”).  In addition, subject to Executive’s compliance with the terms and conditions of the Letter Agreement, Executive is also entitled to receive:

(a)                                 in full satisfaction of any bonus amount contemplated in Section 6.6(b) of the Letter Agreement, payment of an amount equal to $479,167.00, to be paid in a lump sum on the first payday that occurs after the Effective Date specified in the Release (as defined in Section 3 hereof); provided, that, the Company shall have the right to seek the repayment of any amount paid pursuant to this Section 2(a) if Executive fails to comply with the provisions of Sections 8 or 9 of the Letter Agreement;

(b)                                 an aggregate cash amount equal to $1,150,000 in respect of severance pay, representing payment of 24 months of Executive’s current monthly base salary.  Such aggregate amount will be divided into equal monthly portions and payable in accordance with the Company’s regular pay practices commencing on the first payday that occurs following the six-month anniversary of the Termination Date (the “Deferred Payment Date”), with such payments continuing for a period of 24 months from the Deferred Payment Date.  If at any time Executive fails to comply with Sections 8 or 9 of the Letter Agreement, any remaining installments payable pursuant to this Section 2(b) shall cease;

(c)                                  long term incentives of $90,000 for Fiscal Year 2013, plus $180,000 for Fiscal Year 2014 earned under Sections 4.4 and 4.5 of the Letter Agreement, which shall be paid in a lump sum on the first payday that occurs after the Effective Date of the Release; provided, that, the Company shall have the right to seek the repayment of any amount paid pursuant to this Section 2(c) if Executive fails to comply with the provisions of Sections 7 or 8 of this Separation Agreement;

(d)                                 the vesting of 13,333 shares of Volt common stock for Fiscal Year 2013, and the vesting of 26,667 shares of Volt common stock for Fiscal Year 2014 earned under Sections 4.4 and 4.5 of the Letter Agreement, which shares shall become vested in full on the Effective Date of the Release, provided that the Release becomes effective and is not revoked;

(e)                                  in respect of the medical benefits, and consistent with Section 6.6 of the Letter Agreement, the Company will provide Executive with such medical benefits in which he participates on the Termination Date, or their equivalent, provided that such benefits may, at the Company’s option, be provided through reimbursement of the premiums Executive incurs to continue coverage under the Company’s medical plans in effect on the Termination Date pursuant to COBRA (the “COBRA Premium Amount”), or the cost that he incurs to obtain such benefits through other means in an amount not to exceed the COBRA Premium Amount, in either case until the 24-month anniversary of the Termination Date;

(f)                                   Notwithstanding anything to the contrary in the Non-Qualified Stock Option Agreements (the “Option Agreements”), Executive will become fully vested in his outstanding stock option awards listed on Exhibit B (the “Options”) on the Effective Date of the Release, provided that the Release becomes

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effective within 60 calendar days following the Termination Date and provided Executive is in full compliance with the terms and conditions of this Separation Agreement, including but not limited to Sections 7 and 8 hereof, as of the Effective Date of the Release.  The Company acknowledges that such Options were granted by the Board to Executive on the dates referenced in Exhibit B. Notwithstanding anything to the contrary in the Option Agreements, Executive will have until the 18-month anniversary of the Termination Date to exercise any outstanding options to acquire shares of the Company’s common stock (the “Post-Termination Exercise Period”), and any outstanding, unexercised options will be cancelled for no consideration therefor at the end of the Post-Termination Exercise Period. If Executive is not in full compliance with the terms and conditions of this Separation Agreement, including but not limited to Sections 7 and 8 hereof, at any time during the Post-Termination Exercise Period, any outstanding, unexercised options will be cancelled for no consideration therefor at such time.  Such Options shall be exercised pursuant to the Notice of Exercise in the form attached hereto as Exhibit C;

(g)                                  Executive shall be reimbursed for his attorney’s fees in an amount not to exceed $10,000 in connection with review and negotiation of this Separation Agreement, which reimbursement shall be paid no earlier than the Effective Date of the Release and no later than 30 days after a written invoice is submitted to the Company, provided that Executive is in full compliance with the terms and conditions of this Separation Agreement, including but not limited to Sections 7 and 8 hereof, at the time for such reimbursement, in each case paid or provided as set forth in, and subject to the terms and conditions of, the Letter Agreement, but subject in all events to Section 16 of the Letter Agreement.

The benefits provided for under Section 2(a)-(g) herein are collectively referred to as the Severance Benefits (the “Severance Benefits”).  Payment of the Severance Benefits will be in complete satisfaction of any and all compensation, severance or other benefits otherwise due to Executive upon termination of employment (including, but not limited to, any amounts otherwise payable under Section 6.6 of the Letter Agreement).

3.                                      General Release Agreement.  As contemplated by the Letter Agreement, as a condition to the receipt of the Severance Benefits, Executive must first execute and deliver to the Company (and, if applicable, not revoke) the General Release Agreement attached hereto as Exhibit A (the “Release”), which Release will constitute a part of this Separation Agreement.

4.                                      Affirmations.  Executive affirms that Executive has not filed or caused to be filed, and is not presently a party to any claim, complaint or action against the Company or any of its subsidiaries or affiliates in any forum.  Executive also affirms that Executive has no known workplace injuries or occupational diseases, and has been provided and has not been denied any leave requested under the Family and Medical Leave Act.

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Executive disclaims and waives any right of reinstatement with the Company or any of its subsidiaries or affiliates.

5.                                      Benefits.  Executive will cease participating in all Company health benefit coverage and other benefit coverage in accordance with applicable plan documents, effective upon the Termination Date or such other date as provided in such plan documents.  Executive acknowledges that the Company has advised Executive that, pursuant to COBRA, Executive has a right to elect continued coverage under the Company’s group health plan for a period of 18 months, or such longer period as permitted under applicable law, from the Termination Date.

6.                                      Restrictive Covenants.  Executive acknowledges and agrees that any and all of Executive’s obligations and restrictive covenants contained in the Letter Agreement (including, but not limited to, Sections 8, 9 and 12 thereof) will continue in effect in accordance with the terms and conditions thereof.

7.                                      Non-Disparagement.  From and after the Termination Date, the Executive shall not make any negative, disparaging, detrimental or derogatory remarks or statements (written, oral, telephonic, electronic, or by any other method) about the Company or its subsidiaries or any of their respective owners, partners, managers, directors, officers, employees or agents, including, without limitation, any remarks or statements that could be reasonably expected to adversely affect in any manner (i) the conduct of the Company’s or its subsidiaries’ businesses or (ii) the business reputation or relationships of the Company or its subsidiaries and/or any of their past or present officers, directors, agents, employees, attorneys, successors and assigns.  Similarly, from and after the Termination Date, the board of directors of the Company and senior management of the Company shall not make any such statements about the Executive.  This Section will not apply to prevent Executive or the Company from providing truthful testimony required by law, such as in response to a governmental request or subpoena, nor shall it limit either party from complying with accounting, reporting or disclosure obligations.  Furthermore, if either party breaches its obligations in Section 7, the other party may truthfully respond.

8.                                      Cooperation.  Executive will reasonably cooperate to provide support and other services to the Company during the 60 day period following the Termination Date to assist the interim Chief Executive Officer in transitioning to the Company.  Further, Executive will reasonably cooperate with the Company and with the Company’s legal counsel in connection with any present and future (actual or threatened) litigation, administrative proceeding or investigation involving the Company that relates to events, occurrences or conduct occurring (or claimed to have occurred) during the period of the Executive’s employment by the Company, and with respect to which the Executive has pertinent information, provided, that, if the Company’s request for assistance exceeds ten hours per week, Executive will be compensated for his time on an hourly rate based on his base salary on the Termination Date.  To the extent that the Company requests Executive’s assistance, any request will be reasonable in nature and scope.

9.                                      Governing Law.  This Separation Agreement will be governed by and construed and enforced according to the laws of the State of New York, without regard to conflict

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of laws principles thereof.  Any dispute, controversy or claim arising under Section 11 of the Letter Agreement will be treated in accordance with Section 14 of the Letter Agreement.

10.                               Mutual Agreement to Arbitrate Claims.  Except as limited or qualified in this Section 10, the parties agree to resolve by binding arbitration all claims or controversies (“claims”) arising out of this Separation Agreement, except for: claims that cannot be subject to arbitration as a matter of law; claims for workers’ compensation or unemployment compensation; claims under an employee benefit or pension plan that specifies a different procedure; and claims for injunctive relief and/or specific performance, including pursuant to Section 11 of the Letter Agreement.  This Separation Agreement does not prohibit the filing of or pursuit of relief through a court action for temporary equitable relief in aid of arbitration or any administrative charges or complaints filed with any governmental agency.  The aggrieved party must give written notice to the other party or parties no later than the expiration of the statute of limitations that the law prescribes for the claim.  Otherwise, the claim shall be deemed waived.  The aggrieved party should give written notice as soon as possible after the event or events in dispute so that arbitration may take place promptly.  Written notice must be given to those against whom or which a claim is to be brought, and must identify and describe all claims, the facts upon which such claims are based, and the relief or remedy sought.  Claims shall be resolved under the JAMS Employment Arbitration Rules & Procedures (and no other rules).  The claims shall be resolved by a single arbitrator mutually selected by the parties who is experienced in employment law and licensed to practice in New York.  Venue shall be in New York City.  The arbitrator shall set a limited time period and establish procedures designed to reduce the cost and time for discovery while allowing the parties an opportunity, adequate in the sole judgment of the arbitrator, to discover relevant information from the opposing parties about the subject matter of the dispute.  The arbitrator shall rule upon motions to compel or limit discovery and shall have the authority to impose sanctions, including attorneys’ fees and costs, to the same extent as a competent court of law or equity, should the arbitrator determine that discovery was sought without substantial justification or that discovery was refused or objected to without substantial justification.  At the request of either party, the arbitrator will enter an appropriate protective order to maintain the confidentiality of information produced or exchanged in the course of the arbitration proceedings.  The arbitrator shall apply New York law and shall award any remedy available under such law, including attorney’s fees when permitted by statute or contract.  The arbitrator shall issue a written decision setting forth the factual and legal basis for the award.  The arbitrator’s decision shall be final, binding and conclusive upon the parties.  Suit may be brought to compel arbitration or to enforce any arbitration award in a court of competent jurisdiction.

11.                               Nonadmission of Wrongdoing.  The parties agree that neither this Separation Agreement nor the furnishing of the consideration set forth herein will be deemed or construed at any time for any purpose as an admission by any party of any liability, wrongdoing or unlawful conduct of any kind.

12.                               Amendment; Waiver. This Separation Agreement may not be modified, altered or

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changed except upon express written consent of both of the parties.  The failure of any party to insist upon the performance of any of the terms and conditions in this Separation Agreement, or the failure to prosecute any breach of any of the terms and conditions of this Separation Agreement, will not be construed thereafter as a waiver of any such terms or conditions.  This entire Separation Agreement will remain in full force and effect as if no such forbearance or failure of performance had occurred.

13.                               Entire Agreement.  This Separation Agreement (including, without limitation, the Release, which will constitute a part of this Separation Agreement) sets forth the entire agreement between the parties hereto and, except for the Letter Agreement, as amended hereby, fully supersedes any prior agreements or understandings between the parties concerning the specific subject matter of this Separation Agreement.  Each party acknowledges that it has not relied on any representations, promises, or agreements of any kind made to it in connection with the other party’s decision to enter into this Separation Agreement, except for those set forth in this Separation Agreement and the Letter Agreement.  The provisions of Sections 13, 16 and 17 of the Letter Agreement are hereby incorporated by reference.

14.                               Severability.  If any provision of this Separation Agreement is declared or determined by any court of competent jurisdiction to be illegal, invalid or unenforceable, the legality, validity and enforceability of the remaining parts, terms or provisions will not be affected thereby, and said illegal, unenforceable or invalid part, term or provision will be deemed not to be part of this Separation Agreement.

15.                               Withholding for Taxes.  The Company may withhold from any amounts payable hereunder all federal, state, city or other taxes as will be required to be withheld pursuant to any applicable law or government regulation or ruling.

16.                               Binding Effect; Assignment.  This Separation Agreement will inure to the benefit of and be binding upon the heirs, executors, administrators, successors and assigns of the parties, including, without limitation, any successor to the Company.  The parties represent and warrant that they have not transferred or assigned to any person or entity any rights or obligations herein.  This Separation Agreement is not assignable by either party without the prior written consent of the other, except that the Company may assign this Separation Agreement to any assignee of or successor to substantially all of the business or assets of the Company or any direct or indirect subsidiary thereof without prior written consent of Executive.

17.                               Captions; Drafter Protection.  The headings and captions herein are provided for reference and convenience only, and will not be employed in the construction of this Separation Agreement.  It is agreed and understood that the general rule pertaining to construction of contracts, that ambiguities are to be construed against the drafter, will not apply to this Separation Agreement.

18.                               Consultation with Attorney; Voluntary Agreement.  Executive acknowledges that (a) the Company has advised Executive of Executive’s right to consult with an attorney of Executive’s own choosing prior to executing this Separation Agreement, (b) Executive has carefully read and fully understands all of the provisions of this

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Separation Agreement, and (c) Executive is entering into this Separation Agreement, including, without limitation, the Release, knowingly, freely and voluntarily in exchange for good and valuable consideration.

[Signature Page Follows]

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Execution Version

IN WITNESS WHEREOF, the parties have executed this Separation Agreement as of the date first written above.

COMPANY:

Volt Information Sciences, Inc.

By:	/s/ Michael Dean
Name: Michael Dean
Title: Chairman of the Board of Directors

EXECUTIVE:

Ronald Kochman

/s/ Ronald Kochman

EXHIBIT A

Volt Information Sciences, Inc. General Release Agreement

EXECUTIVE:  Ronald Kochman

This General Release Agreement constitutes a part of the Separation Agreement between Executive and Company (and, for the avoidance of doubt, any capitalized terms not defined in this General Release Agreement will have the meaning set forth in the Separation Agreement).  You must execute and this release must become effective with 52 calendar days following your Termination Date.  The Company will have no obligation to make any payments or provide any benefits contemplated by Section 2 of the Separation Agreement (other than the Accrued Obligations) in the event this release does not become effective.  In consideration of the benefits and payments paid to Executive pursuant to the letter agreement previously entered into and dated as of December 26, 2012 (the “Letter Agreement”), and the Separation Agreement, Executive hereby agrees as follows:

OBLIGATIONS OWED TO THE COMPANY

All debts owed by you to the Company will be deducted from, and at the time that, any amounts payable to you hereunder.  Debts include, without limitation, personal expenses incurred by you from the Company calling cards, long distance charges, credit card charges and overpayments of any kind.

NON-COMPETE; NON-DISCLOSURE

You agree to continue to be subject to the restrictive covenants contained in the Letter Agreement including, without limitation, the provisions of Section 8 and Section 9 of the Letter Agreement.

GENERAL RELEASE

You, on your own behalf, and on behalf of your heirs and assigns, and all persons claiming under you, hereby fully and forever unconditionally release and discharge the Company, all of its affiliated and related corporations, their predecessors, successors and assigns, together with their divisions and departments, and all past or present officers, directors, employees, insurers and agents of any of them (hereinafter referred to collectively as “Releasees”), of and from, and you covenant not to sue or assert against Releasees, for any purpose, all claims, administrative complaints, demands, actions and causes of action, of every kind and nature whatsoever, whether at law or in equity, and both negligent and intentional, arising from or in any way related to your employment by Company, based in whole or in part upon any act or omission occurring on or before the date of this general release, without regard to your present actual knowledge of the act or omission, which you may now have, or which you, or any person acting on your behalf may at any future time have or claim to have, including specifically, but not by way of limitation, matters which may arise at common law or under federal, state or local laws, such as claims based on Title VII of the Civil Rights

Act of 1964, the Civil Rights Act of 1991, the Civil Rights Act of 1866, the Age Discrimination in Employment Act of 1967 (including the Older Workers Benefit Protection Act), the Americans with Disabilities Act, the Fair Labor Standards Act, the Equal Pay Act, the Family and Medical Leave Act, the Employee Retirement Income Security Act of 1974, the New York State and New York City Human Rights Laws, and U.S. and New York State Labor Laws (as any of the foregoing may be amended from time to time), and any common law, public policy, contract (whether oral or written, express or implied) or tort law, including claims for defamation, and any other local, state or federal law, regulation or ordinance applicable in the United States or any foreign jurisdiction.  You warrant that you have not assigned or transferred any right or claim described in this general release.  You expressly assume all risk that the facts and law concerning this general release may be other than as presently known to you.  You acknowledge that, in signing this general release, you are not relying on any information provided to you by Releasees or upon Releasees to provide information not known to you.

Notwithstanding the foregoing, the release provided by Executive under this General Release Agreement shall not include any claim for indemnity, including costs and reasonable fees attributable to defense of any claim, which Executive may have pursuant to the Company’s Articles of Incorporation or Bylaws, under applicable provisions of New York law, or under any applicable insurance policy.  Upon request, the Company agrees to make available for review by Executive or his representative copies of any applicable insurance policies or other Company documents relating to such rights.

THIS SECTION APPLIES ONLY TO EMPLOYEES 40 YEARS OF AGE AND OLDER

If you are 40 years of age or older, you have 21 calendar days in which to consider and review this General Release Agreement prior to signing it.  If you desire to knowingly waive the 21 calendar day review period prior to your execution of this General Release Agreement, please initial:

Further, for a period of seven calendar days following your execution of this General Release Agreement, you may revoke this General Release Agreement by providing notice of such revocation to the Company.  Any such notice shall be given to Volt Information Sciences, Inc., Attn: President, by any of the following means:

By US Mail:	Volt Information Sciences, Inc.
1065 Avenue of the Americas
New York, New York 10018

Such notice, if given, must be actually received by the Company within seven calendar days following your execution of this General Release Agreement.  You agree that if you exercise your revocation right, the respective rights and obligations of the parties to this General Release Agreement, the Separation Agreement and the Letter Agreement will be automatically void and you will immediately pay to the Company, upon demand, any and all payments made by the Company to you hereunder or thereunder.

EFFECTIVE DATE

This General Release Agreement shall become effective on the eighth (8th) day after you sign it, provided that you have not revoked it prior to that time (the “Effective Date”).

ACKNOWLEDGMENT

You acknowledge that you have read this General Release Agreement, understand its terms, and have had an opportunity to have answered to your satisfaction any questions concerning the terms hereof.  You execute this General Release Agreement voluntarily and of your own free will and choice, after having been advised to seek your own legal counsel, without threat, coercion or duress, intending to be legally bound.

Date:
Signature

Printed Name

Address	WITNESS

EXHIBIT B

Stock Option Grants

Grant Date	Number of Options Granted	Exercise Price
April 7, 2009	8,000	$6.39
July 3, 2014	20,000	$10.00
July 3, 2014	40,000	$12.00
July 3, 2014	40,000	$14.00

EXHIBIT C

NOTICE OF EXERCISE

Volt Information Sciences, Inc.

1065 Avenue of the Americas, 20th Fl.

New York, New York 10018

Attention:  Secretary

I hereby exercise my Option pursuant to that certain Non-Qualified Stock Option Agreement dated                    (the “Stock Option Agreement”) awarded under the Volt Information Sciences, Inc. 2006 Incentive Stock Plan (the “Plan”), subject to all of the terms and conditions of the Stock Option Agreement and the Plan referred to therein, and hereby notify you of my election to purchase the following stated number of Shares of Stock of Volt Information Sciences, Inc., a New York corporation (the “Company”), from the award therein as indicated below at the following stated Option Price per Share.

Number of Shares -                                                               Option Price per Share - $                                                                               Total Option Price - $

If this Notice of Exercise involves fewer than all of the Shares that are subject to option under the Stock Option Agreement, I retain the right to exercise my option for the balance of the Shares remaining subject to option, all in accordance with the terms of the Stock Option Agreement.

I agree to provide the Company with such other documents and representations as it deems appropriate in connection with this option exercise.

Payment of Exercise Price.

☐ (1) This Notice of Exercise is accompanied by a check in the amount of $      ; and/or

☐ (2) This Notice of Exercise is accompanied by a certificate for        Shares of Stock, with a duly executed stock power, having an aggregate Fair Market Value on the date of exercise equal to the amount of the above Total Option Price, in payment of the total exercise price for the Shares; and/or

☐ (3) Payment of the Total Option Price will be made by cashless exercise in accordance with the Company’s cashless exercise procedures as in effect on the date hereof.

Tax Withholding.  Subject to any satisfaction of tax withholding pursuant to the next paragraph, I hereby authorize the Company (and any of its Subsidiaries) to withhold from my regular pay or any extraordinary pay from the Company (and any of its Subsidiaries) the applicable minimum amount of any taxes required by law and the Stock Option Agreement to be withheld as a result of this exercise, to the extent not satisfied by the following:  ☐ (1) my attached check in the amount $        , and/or ☐ (2) the attached certificate for           Shares of Stock, with a duly executed stock power, having a value (based on the Stock’s Fair Market Value on the date of exercise) of $         per Share in full or partial payment of taxes the Company (and any of its Subsidiaries) is required to withhold with respect to this option exercise.

☐ [Check only if desired]  I request that the Company withhold from the Shares of Stock otherwise to be issued to me in connection with this exercise a sufficient number of Shares of Stock having a value (based on the Stock’s Fair Market Value on the date of exercise) needed to satisfy the payment of ☐ all or ☐ $         of the applicable minimum amount of any taxes required by law and the Stock Option Agreement to be withheld as a result of this exercise.

My current address and my Social Security Number are as follows:

Address:

Social Security Number:

Date:
Ronald Kochman